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                                                                     Exhibit 4.2


                                WARRANT AGREEMENT
                                -----------------

         This Warrant Agreement (the "Warrant") shall be effective as of the _____ day of August, 2001, by and between MAZEL STORES, INC. ("Stores") an Ohio corporation, whose mailing address is 31000 Aurora Road, Solon, Ohio 44139, THE PROVIDENT BANK ("Agent"), an Ohio banking corporation, whose mailing address is 1111 Superior Avenue, Cleveland, Ohio 44114-2522, and NATIONAL CITY BANK ("NCB," and together with Agent, collectively "Lenders"), a national banking association whose mailing address is National City Center, P.O. Box 5756, Loc. 2104, Cleveland, Ohio 44101-0756.

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Stores, Odd-Job Acquisition Corp., Odd Job Trading Corp., ZS Peddler's Mart, Inc. and HIA Trading Associates (collectively, "Borrower"), Lenders and certain other lenders (as identified therein) are parties to a Loan and Security Agreement dated as of August 21, 2001 (the "Agreement");

         WHEREAS, the Agreement requires execution and delivery of this Warrant as a condition to Lenders' obligations thereunder;

         NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

         1.  GRANT OF WARRANT.

         1.1 GRANT. Stores hereby grants to Lenders this Warrant, which is exercisable in whole or in part and otherwise as provided herein, to purchase an aggregate of up to _________________ Common Shares, no par value, of Stores (as they may be hereinafter adjusted, the "Warrant Shares"), at an exercise price of One Cent ($.01) per share (as such exercise price may be hereinafter adjusted, the "Exercise Price") and representing two and one half percent (2.5%) of the issued and outstanding shares of Stores.

         1.2 SHARES TO BE ISSUED; RESERVATION OF SHARES. Stores covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, excluding income or franchise taxes, liens and charges with respect to the issuance thereof. Stores further covenants and agrees that so long as this Warrant remains outstanding, during the Exercise Period (as hereinafter defined), Stores will at all times have authorized and reserved sufficient Common Shares to provide for the exercise of this Warrant in full.

         1.3 CANCELLATION. Lenders acknowledge and agree that in the event that on or before June 3, 2002 Borrower has repaid in full all of the Tranche C Debt (as defined in the Agreement), this Warrant shall be cancelled and be of no further force and effect.


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         2.  EXERCISE.

         2.1 EXERCISE OF WARRANT. This Warrant becomes exercisable on June 4, 2002, and must be exercised on or before June 4, 2012 (the "Exercise Period"), provided, however, that Lenders may not exercise this Warrant unless permitted to do so by applicable law. A permitted direct or indirect assignee or assignees of Lenders (each a "Holder") may exercise this Warrant by (a) surrendering this Warrant, with the form of exercise notice attached hereto as EXHIBIT A duly executed by any such Holder and with the form of assignment attached hereto as EXHIBIT B duly executed by Lenders or other registered holder, and (b) making payment to Stores of the aggregate Exercise Price for the applicable Warrant Shares in cash, by certified check or bank check or by wire transfer to an account designated by Stores. Upon any partial exercise of this Warrant, Stores shall forthwith cancel the surrendered Warrant and issue a replacement warrant identical in all respect to the surrendered Warrant, except that the number of Warrant Shares shall be reduced accordingly.

         2.2 ISSUANCE OF WARRANT SHARES. Any Warrant Shares purchased hereunder shall be and are deemed to be issued to such Holder as the record owner of such shares as of the close of business on the date upon which the Warrant exercise notice was duly delivered and payment of the Exercise Price was tendered to Stores pursuant to Section 2.1 hereof. A certificate or certificates for the Warrant Shares so purchased shall be delivered by Stores to such Holder promptly upon exercise.

         3.  ADJUSTMENT TO WARRANT SHARES.

         3.1 ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the common shares, no par value, of Stores (the "Common Shares") by reason of any subdivision or combination of shares or any stock dividend, stock split, recapitalization or reclassification, the type and number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the record date for such dividend or distribution, or the effective date of such recapitalization or reclassification, shall be adjusted to that type and number of Warrant Shares which Lenders and/or Holders would have been entitled to receive as a result of the dividend, distribution, recapitalization or reclassification had the Warrant been exercised immediately prior to that date. In addition, the Exercise Price shall be adjusted to the extent necessary to entitle the Lenders and/or Holders to receive the Warrant Shares, as so adjusted, upon



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the payment of the same amount of money as would have entitled such Lenders and/or Holders to receive the Warrant Shares immediately prior to such record or effective date.

         3.2 EXCHANGE, SUBSTITUTION OR OTHER CHANGE. In the event of any change in the Common Shares by reason of any exchange, substitution or otherwise (other than a subdivision or combination of shares, or stock dividend, stock split, recapitalization or reclassification, or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Article 3), the type and number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the effective date of such exchange, substitution or other change, shall be adjusted to that type and number of Warrant Shares which the Lenders and/or Holders would have owned and been entitled to receive as a result of the exchange, substitution or other change had this Warrant been exercised immediately prior to such exchange, substitution or change. In addition, the Exercise Price shall be adjusted to the extent necessary to entitle the Lenders and/or Holders to receive the Warrant Shares, as so adjusted, upon the payment of the same amount of money as would have entitled such Lenders and/or Holders to receive the Warrant Shares immediately prior to such effective date.

         3.3 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each a "Special Transaction") shall become effective: (a) a capital reorganization (other than a subdivision or combination of shares or a stock dividend, stock split, recapitalization or reclassification, or an exchange of shares or a substitution or other change, provided for elsewhere in this Article 3); (b) a consolidation or merger of Stores with and into another entity (where Stores is not the surviving entity or where there is a change in, or distribution with respect to, the Common Shares); or (c) a sale or conveyance of all or substantially all of Stores' assets, then, as a condition of the Special Transaction, lawful and adequate provision shall be made so that the Lenders and/or Holders shall thereafter have the right to purchase and receive upon exercise of this Warrant, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, other securities, cash or other assets (collectively, "Other Property") as may be issued or payable in, or pursuant to, the terms of such Special Transaction to the holders of Common Shares for which this Warrant could have been exercised immediately prior to such Special Transaction. Stores shall not effect any Special Transaction unless prior to, or simultaneously with, the closing, the successor entity (if other than Stores) resulting from such consolidation or merger, or the entity acquiring such assets, shall assume by a written instrument executed and mailed by certified mail or delivered to the Lenders and/or Holders at the address(es) of the Lenders and/or Holders appearing on the books of Stores, the obligation of Stores or such successor entity to deliver to the Lenders and/or Holders such Other Property, as in accordance with the foregoing provisions, upon the exercise of this Warrant.

         3.4 ADJUSTMENT UPON ISSUANCE OF COMMON SHARES OR COMMON SHARE EQUIVALENTS. In the event of issuance of any Common Shares, or any options, warrants or other rights or options to subscribe for or to purchase any Common Shares (collectively, the "Options"), or any securities convertible into or exchangeable for Common Shares or for any Options (together with the Options, the "Common Share Equivalents"), other than an issuance pursuant to employee benefit and compensation plans existing as of the date of this Warrant or an issuance of Common Shares at Fair Market Value as defined in this Section 3.4, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such issuance shall not be adjusted except to the extent necessary for the Lenders and/or Holders to receive, upon exercise of this Warrant, at least one and three quarters percent (1.75%) of the Common Shares on a fully-diluted basis immediately after any such issuance. In addition, in any event the Exercise Price shall be adjusted to the extent necessary to entitle the Lenders and/or Holders to receive the Warrant Shares, as adjusted, upon the payment of the same amount of money as would have entitled such Lenders and/or Holders to receive the Warrant Shares immediately prior to any such issuance. For purposes of this Warrant, Fair Market Value on a particular date shall mean the average of the high and low sales prices of a Common Share as reflected in the report of consolidated trading of the principal public trading market for such shares on such date (or if no such shares were so traded on such date, on the next preceding date that such shares were so traded), as published in the Midwest Edition of THE WALL STREET JOURNAL; provided, however, that if no Common Shares have been publicly traded for more than ten (10) days immediately preceding such date, then Fair Market Value shall be as determined in good faith by Stores' Board of Directors.


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         3.5 NOTICE. Whenever the number of Warrant Shares issuable hereunder is to be adjusted as provided herein or a dividend or distribution (in cash, stock or otherwise and including any liquidating distributions) is to be declared by Stores, or a definitive agreement has been entered into with respect to a capital reorganization or reclassification of the capital stock of Stores, a consolidation or merger of Stores with and into another entity or a sale or conveyance of all or substantially all of Stores' assets, Stores shall forthwith cause to be sent to Lenders and/or Holders, at least fifteen (15) days prior to the record date specified in (a) below or at least thirty (30) days before the date specified in (b) below, a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof, if applicable, and stating (if applicable):

         (a) the date to be used to determine (i) which holders of Common Shares will be entitled to receive notice of such dividend, distribution, subdivision or combination, and (ii) the date as of which such dividend, distribution, subdivision or combination will be made; or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution, subdivision or combination are to be determined; or

         (b) the date on which a capital reorganization or reclassification of the capital stock of Stores, a consolidation or merger of Stores with and into another entity or a sale or conveyance of all or substantially all of Stores' assets is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon consummation of such transaction.

         3.6 FRACTIONAL INTERESTS. Stores shall not be required to issue fractions of Common Shares or other securities on the exercise of this Warrant. If any fraction of a common share or other security would, except for the provisions of this Section 3.6, be issuable upon the exercise of this Warrant, Stores shall, upon such issuance, purchase such fraction for an amount in cash equal to the Fair Market Value of such fraction.

         3.7 EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Article 3, the Lenders and/or Holders shall thereafter become entitled to receive any securities of Stores other than Common Shares, then the number of such other securities receivable upon exercise of this Warrant shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to Common Shares contained in this Article 3.

         3.8 SUCCESSIVE APPLICATION. The provisions of this Article 3 shall similarly apply to successive events covered by this Article 3.

         4. PUT RIGHTS. At any time from June 4, 2007 until June 4, 2012, during which time the Common Shares are:

            (a) no longer held of record by at least 300 people, or


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            (b) neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association,

in either case within the meaning of Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar successor rule, the Lenders and/or any Holder of this Warrant and/or Warrant Shares may furnish a written request for repurchase to Stores. Stores shall, not more than five (5) days after receipt of such a request, repurchase all of the Warrant Shares which are the subject of such request, for a purchase price equal to the number of Warrant Shares being repurchased, multiplied by the following formula:
(EBITDA x 5.0) - funded debt plus cash. To the extent that Stores is unable to pay the entire purchase price in cash from Excess Cash Flow, as defined below, or is prohibited as a matter of law, Stores shall immediately execute a cognovit promissory note for the amount of the deficiency (the "Put Note"). The principal amounts outstanding under the Put Note shall earn interest at the Prime Rate, as defined in the Agreement, or the maximum rate allowed by law, whichever is lower, and the Put Note shall require that any and all Excess Cash Flow be immediately applied, first to reduce accrued but unpaid interest and second to reduce the unpaid principal balance outstanding under the Put Note. For purposes of this Article 4, Excess Cash Flow shall mean, for any period, the excess of
(i) consolidated EBITDA for such period, OVER (ii) the sum for such period of
(A) consolidated interest expense, (B) consolidated income tax expense (except calculated on a cash basis), (C) consolidated capital expenditures permitted hereunder and not otherwise financed (excluding consolidated capital expenditures from the cash proceeds of scheduled asset sales), (D) the increase, if any, in consolidated net working capital, (E) scheduled or mandatory repayments, prepayments or redemptions of the principal of indebtedness and the stated or liquidation value of redeemable stock (including required reductions in committed credit facilities), and (F) without duplication of any amount included under the preceding clause (E), scheduled payments representing the principal portion of capitalized lease obligations.

         5. RIGHTS OF LENDERS. Prior to the issuance of the Warrant Shares upon due exercise thereof, no Holder of this Warrant shall be entitled to any rights of a shareholder in Stores with respect to the Warrant Shares.

         6.  REGISTRATION RIGHTS.

         6.1 DEMAND REGISTRATIONS.

             (a) At any time after June 3, 2002, the holders of a majority of the Registrable Securities shall be entitled to request registration (a "Demand Request") under the Securities Act of 1933, as amended (the "Securities Act") of all or any portion of their Registrable Securities. Registrable Securities means any Common Share or other securities issued or issuable under this Warrant. For purposes of this Warrant, a Person will be deemed to be the holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in



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                  connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, or
                  (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act. Under this Article 6, a Person is any individual or entity. A registration requested pursuant to this Section 6.1(a) is referred to in this Article 6 as a Demand Registration. The Demand Request shall specify the approximate number and type of Registrable Securities requested to be registered and the intended method of distribution thereof (which may include an underwritten registration on a firm commitment basis). Within ten days after receipt of a Demand Request, Stores shall give written notice of such requested registration to each other holder of Registrable Securities and shall include in such registration all Registrable Securities with respect to which Stores has received written requests for inclusion therein and the intended method of distribution thereof within 30 days after the receipt by Stores of the Demand Request.

             (b) The holders of the Registrable Securities as a group shall be entitled to request two Demand Registrations. A registration shall not count as a Demand Registration until it has become effective under the Securities Act and any blue sky laws of any applicable state and remains so effective until the earlier of (i) the date all Registrable Securities included therein have been sold pursuant thereto, or (ii) so long as at least 75% of the Registrable Securities included therein have been sold, the time periods for which such registration statement is required to be maintained as effective under
                  Section 6.6(b) have expired, unless such registration statement is withdrawn at the request of the holders of a majority of the Registrable Securities included therein (other than a withdrawal described in Section 6.1(d)).

             (c) All Registrable Securities requested to be included in a Demand Registration shall be included unless the offering is to be underwritten and the managing underwriters advise Stores in writing that all of the Registrable Securities requested to be included may not be sold without adversely affecting the marketability of the offering. In such case, the number of such Registrable Securities included in the offering shall be allocated pro rata among the holders of such Registrable Securities on the basis of the total number of Registrable Securities requested by each such holder to be included. If all Registrable Securities requested to be included in the Demand Registration are so included, Stores may include in the Demand Registration other securities to be sold by Stores for its own account or to be sold by other Persons, unless the managing underwriters advise Stores in writing that in


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                  their opinion the inclusion of such other securities will
                  cause the number of Registrable Securities and other securities requested to be included in the offering to exceed the number which may be sold without adversely affecting the marketability of the offering.

             (d) Stores shall not be obligated to effect a Demand Registration within 120 days after the effective date of a previous registration of securities by Stores under the Securities Act if the holders of Registrable Securities were given piggyback rights in such previous registration pursuant to Section 6.2 and all Registrable Securities requested to be included in such registration pursuant to Section 6.2 were included therein. Stores shall be entitled to postpone, for up to 90 days (or for up to 120 days if the Demand Request relating to the registration statement is received during the last month or the first quarter of any fiscal year) the filing of any registration statement otherwise required to be prepared and filed by it pursuant hereto if, at the time it receives a Demand Request, Stores would be required to prepare for inclusion or incorporation into the registration statement any financial statements other than those that it customarily prepares or would materially interfere with any financing, refinancing, acquisition, disposition, corporate reorganization or other material corporate transaction or development involving Stores and Stores promptly gives the holders of the Registrable Securities making the Demand Request written notice of such determination; provided, however, that if Stores shall so postpone the filing of a registration statement, the holders of a majority of the Registrable Securities making the Demand Request shall have the right to withdraw the Demand Request by giving written notice to Stores within 30 days after the receipt of notice of postponement and, in the event of such withdrawal, the withdrawn Demand Request shall be deemed not to have been made and shall not count as a Demand Registration.

             (e) The holders of a majority of the Registrable Securities included in the Demand Registration shall have the right to select the investment banker(s) and manager(s), if any, to administer the Demand Registration, subject to the approval of Stores, which approval shall not be unreasonably withheld, delayed or conditioned.

             (f) From and after the date hereof, Stores shall not grant to any Person the right to request the Company to register any Common Shares or any other debt or equity securities of Stores, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities; provided, however, that Stores may without the consent of such holders, grant rights to other Persons to (i) participate in Piggyback Registrations so long as such rights are subordinate to the rights of the holders of Registrable Securities in any such registration; and (ii) request registrations so long as the holders of Registrable


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                  Securities are entitled to participate in any such
                  registrations pari passu with such Persons.

         6.2 PIGGYBACK REGISTRATIONS. Whenever Stores proposes to register any of its securities under the Securities Act (other than pursuant to a registration on Form S-4 or S-8 or any successor or similar forms), whether or not for sale for its own account, Stores will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which Stores has received written requests for inclusion therein within 15 days after the receipt of Stores' notice. All registrations requested pursuant to this Section 6.2 are referred to herein as Piggyback Registrations.

         6.3 PRIORITY ON PRIMARY PIGGYBACK REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of Stores, and the managing underwriters advise Stores in writing (with a copy to each party hereto requesting registration of Registrable Securities) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, Stores will include in such registration (i) first, the securities Stores proposes to sell, and (ii) second, the Registrable Securities and any other securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and such other securities on the basis of the number of shares that each holder has requested to be included in such registration.

         6.4 PRIORITY ON SECONDARY PIGGYBACK REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Stores' securities other than holders of Registrable Securities, and the managing underwriters advise Stores in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, Stores will include in such registration (i) first, the Registrable Securities and any other securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and such other securities on the basis of the number of shares that each holder has requested to be included in such registration, and (ii) second, any securities Stores proposes to sell.

         6.5 OTHER REGISTRATIONS. If Stores has previously filed a registration statement with respect to Registrable Securities, and if such previous registration has not been withdrawn or abandoned, Stores will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 3 months has elapsed from the effective date of such previous registration.

         6.6 REGISTRATION PROCEDURES. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Article 6, except as otherwise required by Section 6.1, Stores will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and pursuant thereto Stores will as expeditiously as possible:


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             (a)  prepare and file with the Securities and Exchange Commission
                  (the "Commission") a registration statement with respect to such Registrable Securities and thereafter use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, Stores will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

             (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than six months (subject to extension pursuant to Section 6.11(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) such shorter period as will terminate when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in the registration statement;

             (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

             (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that Stores will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;


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             (e)  notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, Stores will prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

             (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Stores are then listed and, if not so listed, to be listed on a national securities exchange or over-the-counter market such as the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 promulgated under the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

             (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

             (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of Common Shares);

             (i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Stores, and cause Stores' officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;


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


             (j) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

             (k) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of Stores, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to Stores in writing, which in the reasonable judgment of such holder and its counsel should be included;

             (l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Shares included in such registration statement for sale in any jurisdiction, Stores will use its reasonable best efforts promptly to obtain the withdrawal of such order;

             (m) obtain a comfort letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by Stores' independent public accountants, in customary form and covering such matters of the type customarily covered by comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

             (n) provide a legal opinion of Stores' outside counsel addressed to each holder (in form or substance satisfactory to each such holder and its counsel) of Registrable Securities included in such registration, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

         6.7 REGISTRATION EXPENSES.

         Stores will pay all expenses incident to Stores' performance of or compliance with this Article 6, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing fees, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Stores and all independent certified public accountants, underwriters (excluding discounts and commissions) and all other Persons retained by Stores (all such expenses being collectively referred to herein as Registration Expenses). To the extent Registration Expenses are not required to be paid by Stores, each holder of securities included


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

in any registration hereunder will pay those Registration Expenses allocable to the registration of such holder's securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

         6.8 INDEMNIFICATION.

             (a) Stores agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or (B) in any application or other document or communication (in this Section 6.8 collectively called an "application") executed by or on behalf of Stores or based upon written information furnished by or on behalf of Stores or based upon written information furnished by or on behalf of Stores filed in any jurisdiction in order to qualify any securities covered by such registration statement under the "blue sky" or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and Stores will reimburse such holder and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that Stores will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to Stores by such holder expressly for use therein or by such holder's failure to deliver a copy of the prospectus or any amendments or supplements thereto after Stores has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, Stores will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

             (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to Stores in writing such information and affidavits as Stores reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify and hold harmless Stores, its directors and officers and each other Person who controls Stores (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, to which such holder or any such director or officer or controlling person may become subject under the Securities Act or otherwise, to the extent that such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) result from (i) any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to Stores by such holder expressly for use therein; provided, however, that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

             (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

             (d) The indemnification provided for under this Section 6.8 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. Stores also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Stores' indemnification is unavailable for any reason.

         6.9 PARTICIPATION IN UNDERWRITTEN REGISTRATIONS.

             (a) No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or "green shoe" option requested by the managing underwriter(s), except that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested Stores to include in any registration) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration will be required to make any representations or warranties to Stores or the underwriters other than representations and warranties regarding such holder and such holder's intended method of distribution.

             (b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from Stores of the happening of any event of the kind described in Section 6.6(e) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person's receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 6.6(e). In the event Stores will give any such notice, the applicable time period mentioned in Section 6.6(b) during which a registration statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6.9(b) to and including the date when each seller of a Registrable Security covered by such registration statement will have received the copies of the supplemented or amended prospectus contemplated by Section 6.6(e).

         6.10 CURRENT PUBLIC INFORMATION. Stores will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and will take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to (i) Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (ii) a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Commission. Upon request, Stores shall deliver to any holder of Registrable Securities a written statement as to whether it has complied with such requirements.

         7.  MISCELLANEOUS.

         7.1 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be enforceable by the Lenders and/or any Holder and their respective heirs, executors, successors and permitted assigns. Stores may not assign any of its rights or obligations hereunder without the written consent of the Lenders and/or Holders. In addition, and whether or not any express assignment will have been made, the provisions of this Warrant which are for the benefit of the holders of any Registrable Securities (or any portion thereof) as such will be for the benefit of and enforceable by any subsequent holder of any Registrable Securities (or of such portion thereof).

         7.2 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Ohio without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Each of the parties hereto, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in the State of Ohio and consents to the jurisdiction of the courts of the State of Ohio and the United States District Court for the Northern District of Ohio, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each of the parties hereto further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by


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

certified mail (return receipt requested) in accordance with Section 6.4 or as otherwise provided under the laws of the State of Ohio. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.3 AMENDMENTS. The parties may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Warrant or changing in any manner the rights of either of the parties hereunder. No amendment, supplement or modification shall be binding on either party unless made in writing and signed by a duly authorized representative of each party. Notwithstanding anything else in this Section 7.3, the provisions of Article 6 of this Warrant may be amended or waived only upon the prior written consent of Stores and the holders of a two-thirds (2/3rds) majority of the Registrable Securities.

         7.4 NOTICES. Any notice or other communication to be given by any party to any other party under this Agreement shall be in writing and shall be deemed given when personally delivered, twenty-four (24) hours after being sent by standard form of telecommunications, or thirty-six (36) hours after being sent by Federal Express or other overnight courier service providing delivery confirmation, or five (5) days after mailing by certified mail, postage prepaid, address as follows:

         (a)      if to Stores to:

                       Mazel Stores, Inc.
                       31000 Aurora Road
                       Solon, Ohio 44139
                       Attn: President

         (b)      if to Lenders to care of Agent:

                       The Provident Bank
                       1111 Superior Avenue
                       Cleveland, Ohio 44114-2522
                       Attn: William L. Huffman, Jr.

Either party may from time to time give to the other party notice by certified mail or overnight delivery service of other addresses to which communications to such party shall be sent, in which event, notices to such parties shall thereafter be sent by hand delivery, telecommunications, overnight courier service or certified mail to such other address.

         7.5 NO IMPLIED WAIVER; RIGHTS ARE CUMULATIVE. The failure to exercise or the delay in exercising by either party of any right, remedy, power or privilege under this Warrant, shall not operate as a waiver thereof. The single or partial exercise of any right, remedy, power or privilege under this Warrant shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         7.6 SEVERABILITY. If any provision of this Warrant is found to be unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such unenforceability but shall be deemed separable from and shall not invalidate any other provision of this Warrant.

         7.7 NO INCONSISTENT AGREEMENTS. Stores will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Warrant.

         7.8 REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Warrant and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Warrant.

         7.9 ENTIRE AGREEMENT. This Warrant constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior discussions, agreements and representations, whether oral or written, concerning the subject matter hereof.

         7.10 COUNTERPARTS. This Warrant may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Warrant.

            [The balance of this page is intentionally left blank.]

Signature page to Tranche C Warrant Agreement.

       EFFECTIVE as of the _____ day of August, 2001.

AGENT AND LENDER:

         THE PROVIDENT BANK

By:
       --------------------------------
         William L. Huffman, Jr.
         Vice President

LENDER:

       NATIONAL CITY BANK


By:
       --------------------------------
       Patrick M. Pastore
       Vice President

STORES:

       MAZEL STORES, INC.,
        a Delaware corporation

By:
    -----------------------------------
Name:
     ----------------------------------
Its:
     ----------------------------------

                         EXHIBIT A TO WARRANT AGREEMENT


                  [To be signed only upon exercise of Warrant]

To: MAZEL STORES, INC.

The undersigned Holder pursuant to that certain Warrant Agreement dated ___________, 2002 by and between Mazel Stores, Inc. and the other parties thereto, hereby irrevocably elects to exercise the purchase right represented by such Warrant, and to purchase thereunder, __________ Common Shares, no par value, of Mazel Stores, Inc., and herewith makes payment of $__________ therefor, and requests that certificates for such shares be issued in the name of, and be delivered to, ______________________________________________________,
whose address is ______________________________________________________________.


Dated:_________________                        ________________________________
             Name

                         EXHIBIT B TO WARRANT AGREEMENT

                              Notice of Assignment

     FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfer unto _______________________________________, whose address is ____________________________________________, all of the rights of the undersigned under the within Warrant, with respect to _______ Common Shares of Mazel Stores, Inc., and if such Common Shares shall not include all the Warrant Shares issuable as provided in the within Warrant, requests that a new Warrant of like tenor for the number of Warrant Shares not being transferred hereunder be issued in the name of and delivered to [choose one] (a) the undersigned, or (b) ______________________________, whose address is
__________________________________, and does hereby irrevocably constitute and appoint __________________________ my Attorney-in-Fact to register such transfer on the books of Mazel Stores, Inc. maintained for the purpose, with full power of substitution in the premises.


Date:_____________________


                                               By:____________________________
                                               [Registered Holder]






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